LEHMAN BROTHERS HOLDINGS INC.                                    Exhibit 99.4
CONSOLIDATED STATEMENT OF INCOME
(Preliminary and Unaudited)
(In millions, except per share data)

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                                                          Six Months Ended                  % Change from
                                                 ------------------------------------    -------------------



                                                      May 31               May 31               May 31
                                                      2003                 2002                  2002
                                                 ---------------- --- ---------------    -------------------


Revenues:
   Principal transactions                                 $2,043              $1,196
   Investment banking                                        803                 935
   Commissions                                               561                 621
   Interest and dividends                                  5,132               5,796
   Other                                                      31                  25
                                                 ----------------     ---------------
      Total revenues                                       8,570               8,573
   Interest expense                                        4,568               5,304
                                                 ----------------     ---------------
      Net revenues                                         4,002               3,269                    22%
                                                 ----------------     ---------------

Non-interest expenses:
   Compensation and benefits                               2,041               1,667
   Technology and communications                             290                 264
   Brokerage and clearance fees                              176                 151
   Occupancy                                                 155                 140
   Professional fees                                          70                  54
   Business development                                       69                  74
   Other                                                      59                  43
   Global real estate reconfiguration                         77                   -
                                                 ----------------     ---------------
      Total non-interest expenses                          2,937               2,393                    23%
Income before taxes and dividends on trust
preferred securities                                       1,065                 876
   Provision for income taxes                                295                 254
   Dividends on trust preferred securities                    32                  28
                                                 ----------------     ---------------
 Net income                                                  $738                $594                    24%
                                                 ================     ===============
Net income applicable to common stock                       $716                $547                    31%
                                                 ================     ===============

Earnings per common share
   Basic                                                   $2.96               $2.23
                                                 ================     ===============
   Diluted                                                 $2.81               $2.07
                                                 ================     ===============


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